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                                                                    EXHIBIT 99.2




                                                  ARIAD NEWS RELEASE



                        ARIAD SETTLES LEGAL ACTIONS WITH
                                PROMETHEAN GROUP


CAMBRIDGE, MA, JANUARY 18, 2000 -- ARIAD Pharmaceuticals, Inc. (Nasdaq: "ARIA") today announced that it has agreed with the Promethean Group to settle the previously announced legal actions between them pending in Delaware and New York. As part of, and subject to the terms of, the settlement, ARIAD agreed to honor Promethean's notice to convert 612 shares of ARIAD's series C convertible preferred stock into 1,078,038 shares of ARIAD common stock, and Promethean agreed to completely cover its 1,078,100 share short position in ARIAD common stock by February 7, 2000. In addition, ARIAD acquired Promethean's remaining 2,388 shares of ARIAD's series C preferred stock and Promethean's right to purchase additional shares of series C preferred stock from ARIAD, for the aggregate purchase price of $6.925 million. As part of the settlement, the parties also agreed to a four-year standstill agreement.

Pursuant to the settlement, all allegations against Promethean by ARIAD and all claims by Promethean against ARIAD are being dismissed with prejudice.

After the closing of this agreement, ARIAD expects to have approximately 23.1 million shares of common stock outstanding and no shares of preferred stock outstanding. As of December 15, 1999, the total outstanding short position in ARIAD common stock as reported by Nasdaq was 1,088,158 shares.

"ARIAD is proceeding with this settlement to avoid the distraction and expense of litigation and to allow us to focus on ARIAD's important business and product development opportunities," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. "Combined with the recent sale of our interest in our genomics joint venture to Aventis, the acquisition of rights to our osteoporosis drug candidates, and very exciting progress in our regulated gene therapy program, this represents an important step in redefining our business and financial structure," added Dr. Berger.

ARIAD Pharmaceuticals (www.ariad.com) is engaged in the discovery and development of novel therapeutics based on signal transduction technology. ARIAD is developing small-molecule drugs to block intracellular signaling pathways that play a critical role in major diseases, including osteoporosis and various immune-related disorders. ARIAD is also developing ARGENT(TM), a proprietary gene regulation technology for orally active protein therapy and cellular immunotherapy that utilizes small-molecule drugs to control intracellular signaling pathways in engineered cells.
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Some of the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, including, but not limited to, risks and uncertainties regarding the successful completion of the transaction described above, as well as risks and uncertainties relating to economic conditions, markets, products, competition, intellectual property, services and prices, key employees, future capital needs, dependence on our collaborators and other factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements" in ARIAD's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 filed with the Securities Exchange Commission.